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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Storm Cat Energy Corporation:

        We hereby consent to the reference to us under the heading "Experts" and "Incorporation by Reference" in the Registration Statement of Storm Cat Energy Corporation on Form F-3 (the "Registration Statement") of our auditors' report and our comments by auditor for U.S. readers on Canada-U.S. reporting differences dated April 8, 2005, on the consolidated balance sheets of Storm Cat Energy Corporation as at December 31, 2004 and 2003, and the consolidated statements of operations, cash flows and shareholders' equity for each year in the three-year period ended December 31, 2004.

/s/ AMISANO HANSON Amisano Hanson Chartered Accountants

Vancouver, Canada
December 23, 2005

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  Exhibit 23.1